Exhibit 99.1

Stemline Therapeutics Announces Completion of Rolling BLA Submission for ELZONRIS™ (tagraxofusp; SL-401) for the Treatment of BPDCN

NEW YORK, June 25, 2018 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq: STML), a clinical-stage biopharmaceutical company developing novel oncology therapeutics, announced today that it has completed submission of a rolling Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for ELZONRISTM (tagraxofusp; SL-401), a potential treatment for patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN), a CD123+ malignancy of unmet medical need for which the agent was awarded Breakthrough Therapy Designation (BTD).

Ivan Bergstein, M.D., Stemline’s CEO, commented, “The completion of our rolling BLA submission is a major milestone for Stemline and the overall BPDCN patient community. We want to recognize the hard work of our dedicated investigators as well as the entire Stemline team in completing this submission. We also want to especially thank all of the patients and their families who participated in the clinical development program. We are committed to bringing this promising agent to BPDCN patients as rapidly as possible.”

BPDCN Efficacy — Stages 1, 2, and 3, ELZONRIS (12μg/kg/day) (n=42)

The trial of investigational agent, ELZONRIS, in patients with BPDCN was comprised of 3 stages, with Stage 3 serving as the pivotal cohort for confirmation of efficacy. To ensure ongoing access to ELZONRIS, patients with BPDCN are being enrolled in an additional cohort, Stage 4. Stage 3 met its primary endpoint with a CR+CRc (complete response + clinical complete response) rate of 54% (95% CI: 25.1, 80.8). A summary of efficacy results is shown below.

Summary table: Efficacy of ELZONRIS (12μg/kg/day) in patients with BPDCN (Stages 1, 2 and 3 [n=42])

Line of Therapy	First-line	Relapsed / Refractory
n	29	13
ORR, n (%)	26 (90%)	9 (69%)
CR+CRc+CRi, n (%)	21 (72%)	5 (38%)
CR	12	1
CRc	7	3
CRi	2	1
PR, n (%)	5 (17%)	4 (31%)
Bridged to SCT, n (%)	13 (45%)	1 (8%)

Abbreviations: ORR=overall response rate; CR=complete response; CRc=clinical CR (CR with minimal residual skin abnormality); CRi=CR with incomplete hematologic recovery; PR=partial response; SCT=stem cell transplant.

Overall Safety

148 patients received ELZONRIS (12μg/kg/day) across all Stemline-sponsored trials, including in BPDCN, myeloproliferative neoplasms, and acute myeloid leukemia. A summary of safety results is shown below.

Summary table: Safety and tolerability of ELZONRIS (12μg/kg/day) in all Stemline-sponsored clinical trials (n=148)

Most Common Adverse Events (AEs) (>15% treatment-related AEs, TRAEs)

	All Grades, n (%)			TRAEs, n (%)
Preferred Term	TRAEs	All AEs	Gr 1-2	Gr 3	Gr 4	Gr 5
ALT increased	65 (43.9%)	80 (54.1%)	31 (20.9%)	34 (23.0%)	0 (0.0%)	0 (0.0%)
AST increased	65 (43.9%)	74 (50.0%)	30 (20.3%)	31 (20.9%)	4 (2.7%)	0 (0.0%)
Hypoalbuminaemia	65 (43.9%)	73 (49.3%)	64 (43.2%)	1 (0.7%)	0 (0.0%)	0 (0.0%)
Thrombocytopenia	39 (26.4%)	48 (32.4%)	7 (4.7%)	8 (5.4%)	24 (16.2%)	0 (0.0%)
Nausea	38 (25.7%)	70 (47.3%)	37 (25.0%)	1 (0.7%)	0 (0.0%)	0 (0.0%)
Pyrexia	33 (22.3%)	60 (40.5%)	33 (22.3%)	0 (0.0%)	0 (0.0%)	0 (0.0%)
Fatigue	30 (20.3%)	67 (45.3%)	26 (17.6%)	4 (2.7%)	0 (0.0%)	0 (0.0%)
Weight increased	28 (18.9%)	42 (28.4%)	28 (18.9%)	0 (0.0%)	0 (0.0%)	0 (0.0%)
Chills	26 (17.6%)	40 (27.0%)	25 (16.9%)	1 (0.7%)	0 (0.0%)	0 (0.0%)
Capillary leak syndrome (CLS)(a)	25 (16.9%)	25 (16.9%)	16 (10.8%)	5 (3.4%)	3 (2.0%)	1 (0.7%)
Hypotension	23 (15.5%)	36 (24.3%)	17 (11.5%)	5 (3.4%)	1 (0.7%)	0 (0.0%)
Oedema peripheral	22 (14.9%)	57 (38.5%)	21 (14.2%)	1 (0.7%)	0 (0.0%)	0 (0.0%)

(a)0.7% (1/148) for all trials (12μg/kg/day) and 1.6% (3/182) for all trials (all doses) were grade 5. A myocardial infarction, grade 5, was also reported in a patient who experienced a grade 4 CLS.

Overall Survival (OS)

In first-line BPDCN patients who received ELZONRIS (12μg/kg/day) in Stages 1, 2 and 3, the median OS has not been reached. Median follow up was 13.8 months (range: 0.2-37.4+ months).

About ELZONRISTM (tagraxofusp; SL-401)

ELZONRISTM (tagraxofusp; SL-401) is a novel targeted investigational therapy directed to CD123, a cell surface receptor expressed on a range of malignancies. ELZONRIS has successfully completed a pivotal trial in patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN), an indication for which it was granted Breakthrough Therapy Designation (BTD). A rolling Biologics License Application (BLA) submission has been completed. ELZONRIS is also being evaluated in clinical trials in additional indications including chronic myelomonocytic leukemia (CMML), myelofibrosis (MF), acute myeloid leukemia (AML), and myeloma.

About BPDCN

Please visit the BPDCN disease awareness website: www.bpdcninfo.com.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel oncology therapeutics. Stemline is developing three clinical stage product candidates, ELZONRISTM (tagraxofusp; SL-401), SL-801, and SL-701. ELZONRIS is a targeted therapy directed to the interleukin-3 receptor (CD123) present on a range of malignancies. ELZONRIS has completed a pivotal trial in blastic plasmacytoid dendritic cell neoplasm (BPDCN), for which it was granted breakthrough therapy designation (BTD). The pivotal trial met its primary endpoint, and a rolling Biologics License Application (BLA) submission has been completed. ELZONRIS is also being evaluated in clinical trials in additional indications including chronic myelomonocytic leukemia (CMML), myelofibrosis (MF), acute myeloid leukemia (AML), and myeloma. SL-801 is a novel oral small molecule reversible inhibitor of XPO1 that is currently in a Phase 1 trial of patients with advanced solid tumors; dose escalation is ongoing. SL-701, an immunotherapeutic, has completed a Phase 2 trial in patients with second-line glioblastoma; data and next steps for the program are being evaluated.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our BLA submission to the FDA; the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, institutional review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities including the risk that the FDA or other ex-U.S. national drug authority ultimately does not agree with our data, find our data supportive of approval, or approve any of our product candidates; our plans to develop and commercialize our product candidates; market acceptance of our products; reimbursement available for our products; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the SEC. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

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Email: investorrelations@stemline.com